Exhibit 4.1

FIDELITY & TRUST FINANCIAL CORPORATION

2004 LONG-TERM INCENTIVE PLAN

1.            Purpose of the Plan

The purpose of the Fidelity & Trust Financial Company 2004 Long-Term Incentive Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other rights.

2.            Definitions

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a)          “Award” means an award of an Option, Restricted Stock Award or Stock Appreciation Right granted under the Plan.

(b)          “Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Change in Control” shall have the meaning specified in Section 9 hereof.

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Common Stock” means the common stock of the Company.

(g)          “Company” means Fidelity & Trust Financial Company, a Maryland corporation.

(h)          “Date of Grant” means the date on which an Award is made by the Board, or such later date as the Board may specify to be the effective date of the Award.

(i)           “Effective Date” means the Effective Date of this Plan, as set forth in Section 12.1 hereof.

(j)           “Eligible Person” means any person who is an Employee of the Company or any of its Subsidiaries and, in the case of Awards other than Incentive Stock Options, any consultant or other independent contractor and any non-employee director providing services to the Company or a Subsidiary.

(k)          “Employee” means any person who is employed by the Company or a Subsidiary as a common-law employee and whose wages are reported on a Form W-2.  The Company classification as to who is an Employee shall be determinative for purposes of an individual’s eligibility under the Plan.

(l)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)         “Fair Market Value” of a share of Common Stock as of a given date means:

(i)                          if the Common Stock is publicly traded, the closing sales price (or, if there is no such price, the average of the highest bid and lowest asked prices) of the Common Stock on the last trading day immediately preceding the date as of which fair market value is to be determined as reported by the principal exchange or market on which the Common Stock is traded, or, in the absence of any reported sales of shares of Common Stock on such date, on the first preceding date on which any such sale shall have been reported; or

(ii)           if the Common Stock is not publicly traded, the fair market value of the Common Stock as the Board shall determine in good faith.

(n)          “Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under section 422 of the Code and the Treasury Regulations thereunder.

(o)          “Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(p)          “Option” means an Award of an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.

(q)          “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(r)           “Plan” means this Fidelity & Trusty Financial Corporation 2004 Long-Term Incentive Plan as set forth herein, as it may be amended from time to time.

(s)          “Restricted Stock Award” means an Award granted under Section 8 hereof.

(t)           “Stock Appreciation Right” or “SAR” means an Award granted under Section 7 hereof.

(u)          “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Board; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.            Shares of Common Stock Subject to the Plan

3.1           Number of Shares.  Subject to Section 3.2, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 315,500 shares of Common Stock.  The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Company. To the extent that any Award payable in Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to Awards under the Plan pursuant to such limitation.

3.2           Adjustments.  If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in: (i) the maximum number and kind of shares provided in Section 3.1 hereof; (ii) the number and kind of shares of Common Stock or other rights subject to then outstanding Awards; (iii) the price for each share or other right subject to then outstanding Awards; or (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the Code.

4.            Administration of the Plan

4.1           Board.  The Plan shall be administered by the Board. The Board shall have such powers and authority as may be necessary or appropriate for the Board to carry out its functions as described in the Plan.  No member of the Board shall be liable for any action or determination made in good faith by the Board with respect to the Plan or any Award thereunder. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board shall have the right, power and authority to delegate administration of the Plan, in whole or in part, to a committee of the Board, subject to such limitations as the Board shall determine.

4.2           Discretionary Authority.  Subject to the express limitations of the Plan, the Board shall have authority, in its sole discretion, to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the duration of the Award, and all other terms and conditions of the Award. The Board shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Board may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Board shall be final, conclusive, and binding upon all parties.

4.3           Changes to Awards.  The Board shall have the authority to affect, at any time and from time to time: (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the cancelled Awards; or (ii) the amendment of the terms of any and all outstanding Awards; provided, however, that no such action by the Board may adversely impair the rights of a Participant (or any permitted transferee) under any outstanding Award without the consent of the Participant (or transferee). The Board may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

5.            Eligibility and Awards

All Eligible Persons are eligible to be designated by the Board to receive an Award under the Plan. The Board has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement between the Company and the Participant that shall include such terms and conditions (consistent with the Plan) as the Board may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.

6.            Stock Options

6.1           Grant of Option.  An Option may be granted to any Eligible Person selected by the Board; provided, however, that only Employees of the Company or a Subsidiary shall be eligible to receive Incentive Stock Options. Subject to the applicable provisions of section 422 of the Code, each Option shall be designated, in the discretion of the Board, as an Incentive Stock Option or a Nonqualified Stock Option.

6.2           Exercise Price.  The exercise price under any Option shall be determined by the Board; provided, however, that the exercise price per share under an Incentive Stock Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

6.3           Vesting Term of Option.  The Board, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Board in an Award Agreement, subject to such limitations as may apply under an Award relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

6.4          Option Exercise and Withholding.  Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by written notice to the Company, together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made: (i) in cash or by check; (ii) at the discretion of the Board, in shares of Common Stock acceptable to the Board, valued at the Fair Market Value of such shares on the date of exercise; (iii) at the discretion of the Board, by a combination of the methods described above; or (iv) by such other method as may be approved by the Board from time to time. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price of the Options as may be approved by the Board.

6.5          Limited Transferability of Nonqualified Options.  All Options shall be nontransferable except: (i) upon the Participant’s death, by the Participant’s will or the laws of descent and distribution; or (ii) in the case of Nonqualified Stock Options only, on a case-by-case basis as may be approved by the Board in its discretion.

6.6          Additional Rules for Incentive Stock Options.

(a)           Annual Limits.  No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary, would exceed the maximum amount permitted under section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted.

(b)           Termination of Employment.  An Award of an Incentive Stock Option may provide that such Option may be exercised not later than three months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Board to be appropriate with regard to the requirements of section 422 of the Code and Treasury Regulations thereunder.

(c)           Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Board, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under section 422 of the Code. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(d)           Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Board may reasonably require.

7.            Stock Appreciation Rights

7.1           Grant of SARs.  A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Board.

7.2           Tandem SARs.  A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option.  An SAR granted in connection with an

Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof.  Such Option will, to the extent and when surrendered, cease to be exercisable.  An SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

7.3           Freestanding SARs.  A Stock Appreciation Right may be granted without any related Option and, in such case, will be exercisable as determined by the Board, but in no event after 10 years from the Date of Grant.  The base price of an SAR granted without any related Option shall be determined by the Board in its sole discretion; provided, however, that the base price per share of any such freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.4           Payment of SARs.  An SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares to which such SAR is exercised.  Payment of the amount determined under the foregoing may be made, in the discretion of the Board, in cash, in shares of Common stock valued at their Fair Market Value on the date of exercise, or in a combination of cash and shares of Common Stock.

8.            Restricted Stock Award

8.1           Grant of Restricted Stock Awards.  An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board may determine. The Board may, in connection with any Restricted Stock Award, require the payment of a specified purchase price.

8.2           Vesting Requirements.  The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Board in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Board in its sole discretion.

8.3           Restrictions.  Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Board. The Board may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Board. The Board may require that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed.

8.4           Rights as Stockholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a stockholder with respect to the shares granted to him under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Board determines otherwise at the time the Restricted Stock Award is granted.

8.5           Section 83(b) Election.  The Board may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

9.            Change in Control

9.1           Effect of Change in Control.  The Board may, in an Award Agreement, provide for the effect of a “Change in Control” of the Company (as defined below) on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award; (ii) the elimination or modification of conditions related to the payment or other rights under an Award; (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Board; or (iv) such other modification or adjustment to an Award as the Board deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

9.2           Definition of Change in Control.  For purposes hereof a “Change in Control” of the Company shall mean:

(i)            an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii)          during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(iii)         the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the stockholders of the Company, whether or not the Company is the surviving Company in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

(iv)         the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

(v)          adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

10.          Award Agreements

10.1         Form of Agreement.  Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Board setting forth the number of shares of Common Stock or other rights (as applicable) subject to the Award, the exercise, base, or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, and the duration of the Award. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Board consistent with the limitations of this Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code.

10.2         Forfeiture Events.  The Board may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

11.          General Provisions

11.1         No Assignment or Transfer: Beneficiaries.  Except as provided in Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Board may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights or payments specified under an Award following the Participant’s death.

11.2         Deferrals of Payment.  Notwithstanding any other provisions of the Plan, the Board may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Board, the Board shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

11.3         Rights as Stockholder.  A Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 3.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights.

11.4         Employment or Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by, or otherwise serves, the Company or any Subsidiary.

11.5         Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Board may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.  The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

11.6         Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

11.7         Unfunded Plan.  The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors, to discharge its obligations under the Plan.

11.8         Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

11.9         Plan Binding on Transferees.  The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

11.10       Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

11.11       Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11.12       Governing Law.  The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Maryland.

12.          Effective Date, Termination and Amendment

12.1         Effective Date: Stockholder Approval.  The Plan shall become effective on the date of its adoption by the Board; provided, however, that no Incentive Stock Option shall be exercisable by a Participant unless and until the Plan shall have been approved by the stockholders of the Company, which approval shall be obtained within 12 months before or after the adoption of the Plan by the Board.

12.2         Termination.  The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan.  Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

12.3         Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, the Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with section 422 of the Code, the listing requirements of any stock exchange or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.